Exhibit 24

PPL CORPORATION

2021 ANNUAL REPORT
TO THE SECURITIES AND EXCHANGE COMMISSION
ON FORM 10-K

POWER OF ATTORNEY

The undersigned directors of PPL Corporation, a Pennsylvania corporation, that is to file with the Securities and Exchange Commission, Washington, D.C., under the provisions of the Securities Exchange Act of 1934, as amended, its Annual Report on Form 10-K for the year ended December 31, 2021 ("Form 10-K Report"), do hereby appoint each of Vincent Sorgi, Wendy E. Stark and W. Eric Marr, and each of them, their true and lawful attorney, with power to act without the other and with full power of substitution and resubstitution, to execute for them and in their names the Form 10-K Report and any and all amendments thereto, whether said amendments add to, delete from or otherwise alter the Form 10-K Report, or add or withdraw any exhibits or schedules to be filed therewith and any and all instruments in connection therewith. The undersigned hereby grant to each said attorney full power and authority to do and perform in the name of and on behalf of the undersigned, and in any and all capacities, any act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might do, hereby ratifying and approving the acts of each of the said attorneys.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 18th day of February, 2022.

/s/ Arthur P. Beattie	/s/ Vincent Sorgi
Arthur P. Beattie	Vincent Sorgi

/s/ Steven G. Elliott	/s/ Natica von Althann
Steven G. Elliott	Natica von Althann

/s/ Venkata Rajamannar Madabhushi	/s/ Keith H. Williamson
Venkata Rajamannar Madabhushi	Keith H. Williamson

/s/ Heather B. Redman	/s/ Phoebe A. Wood
Heather B. Redman	Phoebe A. Wood

/s/ Craig A. Rogerson	/s/ Armando Zagalo de Lima
Craig A. Rogerson	Armando Zagalo de Lima